Exhibit 10.1
[ORBITZ LETTERHEAD]
June 30, 2008
William C. Cobb
c/o Orbitz Worldwide, Inc.
500 West Madison Street, Suite 1000
Chicago, Illinois 60661
Dear Bill,
     Congratulations. At its June 19 meeting, the Board of Directors (the “Board”) of Orbitz Worldwide, Inc. (the “Company”) appointed you to the Board, subject to your acceptance of the appointment. Your appointment will be effective as of the date of your acceptance of this letter (the “Effective Date”).
     This letter summarizes the compensation you will receive for your service on the Board.
1.	Our non-employee directors are eligible to receive an annual retainer fee (currently $75,000, or $18,750 per quarter).

2.	You will receive a $100,000 equity grant, effective as of the Effective Date. Equity grants to the Company’s non-employee directors are made in the form of deferred restricted stock units (“DSUs”) under the Orbitz Worldwide, Inc. Non-Employee Directors Deferred Compensation Plan (the “Non-Employee Directors Deferred Compensation Plan”). The actual number of DSUs that will be granted to you will be calculated based on the “fair market value” of our common stock on the date of grant, as defined under the Non-Employee Directors Deferred Compensation Plan.

3.	You will be eligible to receive additional retainer fees for the committees on which you serve. Currently, the Chair of the audit committee receives an additional annual retainer of $20,000, and members of the audit committee receive an additional annual retainer of $10,000. Currently, the Chair of the compensation committee receives an additional annual retainer of $15,000, and members of the compensation committee receive an additional annual retainer of $7,500.
     All of the foregoing retainers are paid on a quarterly basis at the end of each quarter. Your retainer will be pro rated based on the number of calendar days of Board service. Currently, the Company requires that all retainers be paid 50% in the form of DSUs, with the remaining 50% paid in cash unless you elect to receive all or part of the remaining 50% in the form of additional DSUs within 30 days of the Effective Date.

William C. Cobb
June 30, 2008

     If you are in agreement with the terms set forth above, please sign a copy of this letter where indicated below and return it to me as soon as possible. If you have any questions about your Board compensation or the Non-Employee Directors Deferred Compensation Plan, please feel free to contact me.
     Again, I would like to personally welcome you to the Board. We truly value the judgment and counsel of our Board members, and we look forward to working with you to achieve our future business goals.
     Best regards,
     /s/ Steve Barnhart
Steve Barnhart
President and Chief Executive Officer
AGREED TO AND ACCEPTED
as of the 3rd day of July, 2008:

/s/ William C. Cobb William C. Cobb